                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the reference to our firm under the captions "Financial Highlights" in the prospectus and "Financial Statements" in the Statement of Additional Information constituting part of the Post Amendment No. 22 (File No. 33-33980) under the Securities Act of 1933 and Post Effective Amendment No. 23 (File No. 811-6067) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Dimensional Investment Group Inc. (the "Fund") relating to the RWB/DFA U.S. High Book to Market Portfolio, RWB/DFA Two-Year Corporate Fixed Income Portfolio and RWB/DFA Two-Year Government Portfolio.

PricewaterhouseCoopers, LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania

January 26, 1999